EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-37409, 33-31697, 33-43914, 33-47453,
33-53990, 33-60464, 33-71862, and 33-83148 pertaining to one or more of the following: the Cirrus Logic, Inc. 1987 Stock Option Plan; the Cirrus Logic, Inc. 1989 Employee Stock Purchase Plan; the Cirrus Logic, Inc. 1990 Directors' Stock Option Plan; the Cirrus Logic, Inc. 1991 Non-qualified Stock Option Plan; the DST Stock Option Plan; the Crystal Semiconductor Corporation 1987 Incentive Stock Option Plan; the Acumos, Inc. 1989 Stock Option Plan; the Pacific Communication Sciences, Inc. 1987 Stock Option Plan; and the PicoPower Technology Inc. 1992 Stock Option Plan of our report dated April 25, 1995, with respect to the consolidated financial statements and schedule of Cirrus Logic, Inc.

                                            /s/Ernst & Young LLP


San Jose, California
June 29, 1995